Exhibit 10.1
UNITED PARCEL SERVICE, INC.

KEY EMPLOYEE SEVERANCE PLAN
MARCH 20, 2024
1.    Scope. This United Parcel Service, Inc. Key Employee Severance Plan (this “Plan”) applies to such officers and/or key employees of United Parcel Service, Inc. (the “Company”) who are designated for participation in Section 3(a) of this Plan or who are otherwise designated for participation by the Compensation and Human Capital Committee (or its successor, the “Committee”) of the Board of Directors of the Company (the “Board”) from time to time (collectively, “Participants”). Certain capitalized terms used in this Plan have the meanings ascribed to them in Section 8(k) or Section 14 of this Plan.
2.    Purpose. The purpose of this Plan is to set forth certain compensation and benefits that are due to a Participant upon the Participant’s termination of employment with the Company as described herein.
3.    Participation.
(a)    Unless otherwise determined by the Committee, an employee of the Company or any of its Subsidiaries shall be a Participant in this Plan only if such employee is (i) the Chief Executive Officer of the Company (the “CEO”), (ii) an employee of the Company or a Subsidiary classified by the Company as being in “Band 80” according to the Company’s policies and procedures (a “Tier 2 Participant”), (iii) an employee of the Company or a Subsidiary classified as being in “Band 70” in accordance with the Company’s policies and procedures (a “Tier 3 Participant”), or (iv) an employee of the Company or a Subsidiary classified as being in “Band 60” in accordance with the Company’s policies and procedures (a “Tier 4 Participant”). For purposes of determining the benefits (if any) to which a Participant is entitled under this Plan upon a termination of employment, the Participant’s participation tier under this Plan shall be determined as of the Participant’s Termination Date.
(b)    Each Participant is an at-will employee whose employment may be terminated by the Participant or the Company at any time for any reason. Upon the termination of employment of a Participant, this Plan shall govern the rights and responsibilities of the Company and the Participant with respect to the matters addressed by this Plan.
4.    Qualifying Termination of Employment. If the Company terminates the employment of a Participant (other than due to Cause, a Disability Termination, or the Participant’s death), then the Company will pay and provide to the Participant the amounts and benefits specified in this Section 4 subject to the Participant’s compliance with the terms of this Plan (including Section 8 hereof), except that the Company will not be obligated to pay or provide the benefits specified in Section 4 (b), (c), (d), (e) and (f) (collectively, the “Severance Benefits”) unless either (x) the Company is deemed to have waived its right to present and require a Release as provided in Section 7(b) or (y) the Participant has timely executed (and not revoked) a Release as contemplated by Section 7(c). The amounts and benefits specified in this Section 4 are as follows:
(a)    an amount in cash equal to the sum of (i) the Participant’s Annual Base Salary for the year in which the termination of employment occurs that has been earned as of the Termination Date, (ii) Participant’s business expenses that are reimbursable pursuant to applicable Company policies and procedures and (iii) any accrued but unused paid time off for the calendar year through the Termination Date, in each case to the extent not already paid in accordance with Company policy (collectively, “Accrued Base Compensation”). The Company will pay this amount to the Participant within 30 days following the Termination Date and in accordance with applicable law;
(b)    an amount in cash equal in value to the product of (i) the dollar value of the percentage of the Participant’s Target Annual Bonus that would have been earned for the fiscal year in which the termination of employment occurs, based on actual performance results for the full fiscal year performance period, multiplied by (ii) a fraction, the numerator of which is the number of months that the Participant was employed by the Company or a Subsidiary during the applicable fiscal year, and the denominator of which is twelve (12). For clarity, one day worked in a month shall count as a full month. Such amount will be in lieu of any other benefits under the MIP or any other annual incentive program for the fiscal year in which the termination of employment occurs. The Company will pay this amount to the Participant at the time it would have been paid pursuant to the MIP or other annual incentive program, as applicable, and in all events in compliance with Section 409A;
(c)    a lump sum amount in cash equal to the Participant’s Applicable Cash Severance Amount. Subject to Section 10, the Company will pay this amount to the Participant as soon as practicable (but no later than 74 days) following the Termination Date;
(d)    a lump sum amount in cash equal to the portion of the Participant’s monthly COBRA premium for the Participant and the Participant’s dependents to the extent it exceeds the monthly premium amount paid by the Participant for such coverage immediately prior to the Termination times the number of months in the Participant’s Applicable COBRA Period (which payment shall be taxable to the Participant). For the avoidance of doubt, nothing in this Plan shall prohibit the Company from amending or terminating any group health plan. Notwithstanding anything in this Plan to the contrary, in the event that the payment of amounts payable under this subsection (d) shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Company, the Participant and the Company shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, the Participant shall not be entitled to his or her rights to payment under this subsection (d). Further, neither the Company nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, shareowners, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this subsection (d), and no such person shall have liability to the Participant or his or her beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof;
(e)    reasonable career counseling services through a provider of the Company’s choice with a value not to exceed the Applicable Career Counseling Amount. Such benefit shall be taxable to the Participant. Such career counseling services cannot extend beyond the last day of the first calendar year following the calendar year of termination of the Participant’s employment; and
(f)    to the extent granted by the Company to the Participant on or after the effective date of this Plan pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan or any successor plan (the “2021 Plan”), (i) Restricted Performance Units (as defined in the 2021 Plan) granted under the MIP or the UPS Long-Term Incentive Performance Program that are outstanding as of the Termination Date shall be treated as though the termination of the Participant’s employment was a “Retirement” pursuant to the terms of the 2021 Plan and applicable award documents, (ii) Options (as defined in the 2021 Plan), to the extent vested as of the Termination Date (other than as described in (iii) below), shall remain exercisable until the earlier of (x) the first anniversary of the Termination Date and (y) the original expiration date for such Options, and (iii) Options that vest as a result of a Participant’s “Retirement” shall be exercisable until the tenth anniversary of the Grant Date of such Option.
(g)    Except as otherwise set forth in this Section 4, equity compensation awards granted to the Participant on or after the effective date of this Plan shall be treated as set forth in the 2021 Plan and applicable award documents and any other then-effective agreement with the Participant that may alter the treatment of such equity compensation awards upon such Participant’s termination of employment.
(h)    Except for the benefits stated in this Section 4, such Participant’s participation in all benefit plans, programs and arrangements of the Company shall be governed by the terms of the plans, programs or arrangements, if any, governing such benefits. No Participant shall receive a duplication of payments or benefits under Section 4 and Section 5 of this Plan. If a Participant has an individual severance agreement with the Company, any amount paid under that severance agreement shall be offset against the Severance Benefits provided under this Plan.

5.    Termination for Cause; Voluntary Termination. If the Company terminates the employment of a Participant due to Cause, a Disability Termination, or the Participant’s death, or a Participant voluntarily terminates employment with the Company, the Company shall pay or provide to the Participant his or her Accrued Base Compensation. The Accrued Base Compensation shall be payable within 30 days following the Termination Date. Except for the benefits stated in this Section 5, the Participant’s participation in all benefit plans, programs and arrangements of the Company shall be governed by the terms of the plans, programs or arrangements, if any, governing such benefits. No Participant shall receive a duplication of payments or benefits under Section 4 and Section 5 of this Plan.
6.    Treatment of Other Equity Compensation Awards on Termination. Each equity compensation award granted by the Company to the Participant prior to the effective date of this Plan pursuant to the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan, the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, or the 2021 Plan (collectively, the “Equity Plans”) and outstanding as of the Termination Date shall be treated as set forth in the applicable Equity Plan and award document and any other then-effective agreement with the Participant that may alter the treatment of such equity compensation award upon such Participant’s termination of employment.
7.    Release. This Section 7 will apply only upon termination of a Participant’s employment by the Company other than due to Cause, a Disability Termination, or the Participant’s death, as further described in this Plan.
(a)    Presentation of Release by the Company. If this Section 7 applies, the Company may present to the Participant, not later than 21 days after the Termination Date, a release, in a form reasonably acceptable to and provided by the Company (a “Release”), of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that the Participant or the Participant’s assigns have or may have against the Company or any Subsidiary, and the directors, officers, and affiliates of any of them (which Release will require the Participant to affirm the Participant’s obligations as set forth in this Plan).
(b)    Effect of Failure by the Company to Present Release. If the Company fails to present a Release to the Participant as contemplated by Section 7(a), the Company will be deemed to have waived the requirement that the Participant execute a Release as a condition to receiving payments under any portion of Section 4.
(c)    Execution of Release by the Participant or the Participant’s Personal Representative. If the Company does present a Release to the Participant as contemplated by Section 7(a), the Participant will have until the end of the applicable time period for consideration set forth in the Release (the “Consideration Period”) to deliver an executed copy of the Release to the Company and thereby satisfy the condition to receiving payments under any portion of Section 4, provided that the Participant does not revoke the execution of the Release during any applicable revocation period.
(d)    Effect of Failure to Execute Release or of Revocation of Release. If the Participant fails to deliver an executed copy of the Release to the Company by the end of the Consideration Period or revokes the execution of the Release during any applicable revocation period, the Participant will be deemed to have waived the right to receive all Severance Benefits.
8.    Restrictive Covenants.
(a)    Acknowledgements. By participating in this Plan, each Participant acknowledges and agrees that, by reason of the Participant’s highly specialized skillset and the Company’s investment of time, training, money, trust, and exposure to Confidential Information, the Participant is intimately involved in the planning and direction of the Company’s global business operations. Each Participant further acknowledges and agrees that the Participant’s agreement to enter into, and the Participant’s compliance with, the covenants in this Section 8 are material factors in the Company’s decision to permit the Participant to participate in this Plan, which constitutes good and valuable consideration for the covenants set forth in this Section 8. Participant further acknowledges and agrees that a breach or threatened breach of any of the covenants in this Section 8 would result in material and irreparable damage and injury to the Company and that it would be difficult or impossible to establish the full monetary value of such damage. Participant further acknowledges and agrees that the covenants in this Section 8 are reasonable, necessary, and essential for the Company to protect its legitimate business interests in: (i) the Company’s trade secrets (as defined under applicable law, including the Georgia Trade Secrets Act of 1990 (the “Act”) and the Defend Trade Secrets Act of 2016 (the “DTSA”)); (ii) the Company’s valuable Confidential Information; (iii) substantial relationships with specific prospective or existing customers of the Company; (iv) customer good will associated with (A) the business of the Company, including, but not limited to, by way of trade name, trademark, service mark, or trade dress, (B) a specific geographic location; or (C) a specific marketing or trade area; and (v) extraordinary or specialized training you have received or will receive. Participant further acknowledges and agrees (i) by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of Participant’s employment with the Company, Participant has attained or will attain a high level of influence or credibility with the Company’s Protected Customers, vendors, or other business relationships; and (ii) by reason of working for the Company, is or will be in possession of selective or specialized skills, learning, or abilities, or customer contacts or customer information, or Confidential Information. Finally, Participant further acknowledges and agrees that the scope of responsibilities of the position extends throughout the geographic area where the Company has conducted and will conduct business during Participant’s employment, and that Participant’s work for the Company has brought and will bring Participant into close contact with many of the Company’s customers, trade secrets and confidential and proprietary information.
(b)    Unfair Competition. By Participating in this Plan, each Participant acknowledges and agrees that, as a result of the Participant’s receipt of Confidential Information, the Participant’s role at the Company, and the Participant’s relationships with Company customers and/or employees the Participant would have an unfair competitive advantage if the Participant were to violate this Section 8 and that, in the event that the Participant’s employment with the Company terminates for any reason, the Participant possesses marketable skills and abilities that will enable the Participant to find suitable employment without violating the covenants set forth in this Section 8. Each Participant further acknowledges and affirms that the Participant is accepting participating in this Plan voluntarily, that the Participant has read this Plan carefully, that the Participant has had a full and reasonable opportunity to consider this Plan (including actual consultation with legal counsel), and that the Participant has not been pressured or in any way coerced, threatened or intimidated into participating in this Plan.
(c)    Non-Disclosure and Prohibition Against Use of Confidential Information and Trade Secrets. By participating in this Plan, each Participant agrees that the Participant will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any person not expressly authorized by the Company to receive such information. Each Participant further agrees that the Participant will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activity that the Participant is pursuing on behalf of the Company. Each Participant acknowledges and agrees that this Section 8 is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. The act of emailing Confidential Information or Trade Secrets or both to Participant’s personal email address is considered to be a breach of this section. Each Participant also understands that nothing contained in this Section 8 limits the Participant’s ability to communicate with any federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by the Participant, on the Participant’s behalf, or by any other individual. Each Participant additionally understands and agrees that as required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), the Participant has been notified that if the Participant makes a confidential disclosure of a Company Trade Secret (as defined in 18 U.S.C. § 1839) to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a legal proceeding, so long as any document the Participant files containing the trade secret is filed under seal and the Participant does not disclose the trade secret except pursuant to court order, the Participant shall not be held civilly or criminally liable under this Plan or under any federal or state trade secret law for such a disclosure. The DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. Each Participant promises that, no later than the end of the Participant’s Company employment, he or she will return to the Company all files, memoranda, documents, records, credit cards, keys, computers, printers, telephones, and other property of the Company or its affiliates in the Participant’s possession, custody, or control, including without limitation all Confidential Information. To the extent that a Participant has electronic files or information in Participant’s personal possession or under his or her control that belong to the Company or contain Confidential Information (specifically including without limitation electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), each Participant promises that he or she will notify the Company in writing as to such possession or control prior to the Termination Date, and, if requested to do so by the Company, no later than the Termination Date, the Participant will cooperate with the Company, and take direction from the Company, regarding the deletion or return of all such files and information, including all copies and derivatives thereof from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable. If, after the Termination Date, Participant becomes aware that Participant has electronic files or information in Participant’s personal possession or under Participant’s control that belong to the Company or contain Confidential Information (specifically including without limitation electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Participant promises that he or she will immediately so notify the Company and cooperate with the Company, and take direction from the Company, regarding the deletion or return of all such files and information, including all copies and derivatives thereof. For the avoidance of doubt, Participant is not permitted to delete any Company files or information from any computers, mobile devices, electronic media, or in cloud storage (including those owned personally by Participant) unless directed to do so in writing by the Company. To the extent requested by the Company, whether prior to or after the Termination Date, Participant will voluntarily participate in a process involving a forensic computer specialist chosen by the Company to identify, quarantine, preserve and delete all electronic files or information, including all copies and derivatives thereof, in Participant’s possession or under Participant’s control that belong to the Company or contain Confidential Information.

(d)    Non-Solicitation of Protected Employees. During the Non-Solicit Restricted Period, a Participant will not, without the prior written consent of the Company, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Employee to terminate or cease his/her employment relationship with the Company or to enter into employment with the Participant or any other person or entity. This employee non-solicitation provision is limited to the geographic area where the Company did business during Participant’s employment.
(e)    Non-Solicitation of Protected Customers. During the Non-Solicit Restricted Period, a Participant will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products and services that are competitive with those provided by the Company.
(f)    Covenant Not to Compete. During the Non-Compete Restricted Period, a Participant will not, without the prior written consent of the Company, (i) work for a Restricted Competitor; (ii) provide consulting services to a Restricted Competitor; or (iii) otherwise provide services to a Restricted Competitor, in each of (i) through (iii) that involves the provision of services that are similar to or relate to those services that the Participant provided to the Company at any time during Participant’s employment and that relate, in any way, directly or indirectly, to the Restricted Competitor’s competition with the transportation, delivery or logistics services provided by the Company during the Participant’s employment. This non-compete provision is limited to the geographic area where the Company did business during the Participant’s employment.
(g)    Enforcement. Each Participant acknowledges and agrees that the covenants in Section 8(c) through 8(f) (“Protective Covenants”) are necessary to protect the Company’s legitimate business interests. In the event that a Participant breaches, or threatens to breach, the Protective Covenants, the Participant agrees that the Company shall have the right and remedy to: (i) enjoin the Participant, preliminarily and permanently (without the necessity of posting bond), from violating or threatening to violate the Protective

Covenants because any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy; (ii) require the Participant to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by the Participant as the result of any breach of the Protective Covenants; and (iii) require the Participant to pay the reasonable attorneys’ fees and costs incurred by the Company in enforcing the Protective Covenants. In addition, in the event of such a violation, the Participant will automatically forfeit any portion of the Severance Benefits that have not already been paid to the Participant at the time of the violation.
(h)    Severability/Reformation. Each Participant acknowledges and agrees that the Protective Covenants are reasonable in time, scope, geography and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, each Participant understands and agrees that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Plan. Each Participant further agrees that, in the event any court of competent jurisdiction finds any of the Protective Covenants to be invalid or unenforceable (in whole or in part), such court shall modify the invalid or unenforceable term so that the Protective Covenants are enforceable to the fullest extent permitted by law.
(i)    Tolling During Violation. In the event the enforceability of any of the terms of this Plan is challenged in a court of competent jurisdiction and Participant is not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction finds that the challenged restrictive covenant(s) is enforceable, the time periods set forth herein shall be deemed tolled upon the filing of the claim challenging the enforceability of this Plan until the dispute is finally resolved and all periods of appeal have expired.
(j)    Disclosure. In the event that a Participant leaves the Company for any reason, the Participant agrees to disclose the existence and terms of this Section 8 to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, partner, co-venturer, investor or lender.
(k)    Definitions. Solely for purposes of this Section 8, the following terms shall have the following meanings:
(i)    “Company” means, for purposes of this Section 8 only, United Parcel Service, Inc., a Delaware Corporation with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A. § 13-8-51(1)).
(ii)    “Confidential Information” means all information regarding the Company, its activities, businesses or customers which the Participant learned as a result of the Participant’s employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, whether or not it constitutes a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel acquisition plans. “Confidential Information” shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

(iii)    “Material Contact” means the contact between Participant and each customer or actively sought potential customer of the Company: (A) with whom or with which Participant dealt on behalf of the Company in support of the initiation, maintenance or furtherance of a business relationship between Company and each customer or actively sought potential customer; (B) whose dealings with the Company were coordinated or supervised by Participant; (C) about whom Participant obtained Confidential Information in the ordinary course of business as a result of Participant’s association with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant in the two (2) years prior to Participant's termination of employment.
(iv)    “Non-Compete Restricted Period” means during the Participant’s employment with the Company and for a period of one (1) year after the Participant’s employment ends for any reason.
(v)    “Non-Solicit Restricted Period” means during the Participant’s employment with the Company and for a period of two (2) years after the Participant’s employment ends for any reason.
(vi)    “Protected Customers” means customers or actively sought potential customers with whom the Participant had Material Contact in the two (2) years prior to the Participant’s termination of employment.
(vii)    “Protected Employee” means an employee of the Company who is employed by the Company at the time of any solicitation or attempted solicitation by the Participant and with whom (A) the Participant had contact during the two (2) years prior to the Participant’s termination of employment, or (B) about whom the Participant learned Confidential Information during the two (2) years prior to the Participant’s termination of employment.
(viii)    “Restricted Competitor” means a person engaged in any business competitive with the Company’s and its Subsidiaries’ businesses of package delivery and global supply chain management solutions. Restricted Competitors shall be defined to include any affiliates of such entities that are engaged in delivery, transportation, and/or logistics services and activities. In addition, the Restricted Competitors include, without limitation, the entities listed on the United Parcel Service, Inc. Key Employee Severance Plan Restricted Competitor List provided to Participants from time to time, as memorialized in the Company’s records.
(ix)    “Trade Secret” means all of the Company’s information that the Participant learned about as a result of the Participant’s employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (A) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable law.
(l)    Amendments for Certain Employees.
(i)    Amendments for California Employees. Sections 8(d) through 8(g) do not apply to a Participant if the Participant primarily resided or worked in California immediately prior to the end of your Company employment, or if following the termination of your Company employment, you reside and work in California. Notwithstanding the foregoing, such Participant is and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, any other confidentiality and non-disclosure agreements with the Company, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information. Each such Participant also agrees that the Participant will not, without the prior written consent of the Company, directly or indirectly, interfere with the Company’s business by soliciting or inducing or attempt to solicit or induce any Protected Employee to terminate or cease his/her employment relationship with the Company for a period of twelve (12) months from and after the Participant’s employment ends.
(ii)    Amendments for Hawaii, North Dakota, Minnesota, and Oklahoma Employees. Section 8(g) does not apply to a Participant if the Participant primarily resided and worked for the Company in Hawaii, North Dakota, Minnesota, or Oklahoma immediately prior to the end of Participant’s Company employment, and following the termination of Participant’s Company employment, Participant continues to reside and work in Hawaii, North Dakota, Minnesota, or Oklahoma.
(iii)    Amendment for Massachusetts Employees. Section 8(g) does not apply to a Participant if: 1) the Participant primarily resided and worked in Massachusetts prior to the end of Participant’s Company employment, and following the termination of Participant’s Company employment, Participant continues to reside and work in Massachusetts; and 2) Section 8(g) is unenforceable pursuant to Massachusetts General Laws c. 149 § 24L.
(m)    Other Restrictions. For the avoidance of doubt, if a Participant is based in the United States this Section 8 does not supersede any protective covenants applicable to the Participant with respect to the Company, and those covenants shall continue in full force and effect in accordance with their terms. If a Participant is based outside the United States any protective covenants set out in the Participant’s contract of employment, or otherwise applicable to the Participant’s employment with the Company, whether concluded prior to or after the date of this Plan, supersede the equivalent provisions set out in this Section 8.
9.    Clawback; Recoupment. Notwithstanding anything in this document to the contrary, each Eligible Employee acknowledges and agrees that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s Incentive-Based Compensation Clawback Policy (or such other policy relating to the recovery of incentive compensation as may be in effect from time to time), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of such policy. Further, if the Committee reasonably, and in good faith, determines that a Participant has violated any applicable provisions of Section 8 of this Plan, then the Committee may (in its discretion) provide for the reduction, cancellation, termination or recovery from such Participant all (or any portion) of the Severance Benefits that were previously paid or provided to the Participant, and any such determination by the Committee shall be binding on such Participant.
10.    Tax Matters; Section 409A.
(a)    The payments and benefits provided under this Plan will be subject to all applicable federal, state and other governmental withholdings.
(b)    To the extent applicable, it is intended that this Plan comply with or be exempt from the provisions of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. Consistent with that intent, and to the extent required under Section 409A, for benefits that are to be paid in connection with a termination of employment, “termination of employment” or any similar term shall be limited to such a termination that constitutes a “separation from service” under Section 409A. Notwithstanding any provision of Section 4 or Section 5 to the contrary, if the period commencing on the date of the Participant’s termination of employment begins in one taxable year of the Participant and the 74th day following the date of such termination of employment is in a subsequent taxable year, any amounts payable under Section 4 or Section 5 which are considered deferred compensation subject to Section 409A shall be paid in such subsequent taxable year.
(c)    Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his or her separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Participant upon his or her termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the Termination Date, or (ii) the Participant’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Plan shall be treated as a separate payment and not one of a series of payments for purposes of Section 409A.
(d)    Notwithstanding any provision of this Plan to the contrary, to the extent any reimbursement or in-kind benefit provided under this Plan is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)    If, (i) as of the date of commencing participation in this Plan, a Participant is or was party to an agreement or arrangement with the Company that entitled Participant to compensation or benefits which is considered deferred compensation for purposes of Section 409A (in each case, an “Other Severance Arrangement”), and (ii) the time and form of any payments under this Plan would result in tax penalties under Section 409A, then, to the extent necessary to avoid tax penalties under Section 409A, any amounts owed pursuant to this Plan shall instead be paid (to the extent possible) at the time and in the manner provided for in such Other Severance Arrangement.
(f)    In no event shall this Section 10 or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of any provisions of, or payments under, this Plan, and the Company shall have no responsibility for tax consequences under Section 409A to a Participant resulting from the terms or operation of this Plan.
11.    Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Participant or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction will be made in accordance with Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

12.    Amendments. This Plan may be amended or terminated at any time by the Board.
13.    Effective Date/Termination. This Plan is effective as of May 4, 2022, and, except as otherwise specifically provided herein in Section 8(m), supersedes all prior understandings, agreements or representations, written or oral, with respect to the subject matter herein with respect to Participants, including any protective covenant agreement or other individual severance arrangement with the Company, and, for the avoidance of doubt, a Participant who becomes entitled to Severance Benefits under this Plan will not be eligible for severance benefits under any such protective covenant agreement or other individual severance arrangement.
14.    Other Definitions. The following capitalized terms that are used, but not otherwise defined, in this Plan shall have the meaning set forth in this Section:
(a)    “Annual Base Salary” means the monthly amount a Participant is entitled to receive as base salary from time to time, multiplied by 12, including any amounts deferred pursuant to any contributions to the Company’s 401(k) Retirement Savings Plan and excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, equity sharing plans, overtime, long-term incentive awards, welfare benefit premium reimbursements and other incentive compensation, payable by the Company as consideration for the Participant’s services.
(b)    “Applicable Career Counseling Amount” means:
(i)    For the CEO, $30,000;
(ii)    For a Tier 2 Participant, $20,000;
(iii)    For a Tier 3 Participant, $15,000; or
(iv)    For a Tier 4 Participant, $10,000.
(c)    “Applicable Cash Severance Amount” means an amount equal to:
(i)    for the CEO, the product of (A) two times (B) the sum of the Participant’s Annual Base Salary plus the current Target Annual Bonus in effect immediately prior to the Participant’s Termination Date;
(ii)    for a Tier 2 Participant, the product of (A) one times (B) the sum of the Participant’s Annual Base Salary plus the current Target Annual Bonus in effect immediately prior to the Participant’s Termination Date;
(iii)    for a Tier 3 Participant, the product of (A) 1.5 times (B) the Participant’s Annual Base Salary in effect immediately prior to the Participant’s Termination Date; or
(iv)    for a Tier 4 Participant, the product of (A) one times (B) the Participant’s Annual Base Salary in effect immediately prior to the Participant’s Termination Date.
(d)    “Applicable COBRA Period” means:
(i)    for the CEO or a Tier 2 Participant, the period of 18 months commencing on the Termination Date;
(ii)    for a Tier 3 Participant, the period of 12 months commencing on the Termination Date; or

(iii)    for a Tier 4 Participant, the period of 6 months commencing on the Termination Date.
(e)    “Cause” means that the Company or a Subsidiary or an affiliate for which a Participant works has determined that (i) the Participant has been insubordinate or refused or failed to carry out the instructions or policies of the Company or the Subsidiary or affiliate for which the Participant works, or the supervisors or managers to whom the Participant reports; (ii) the Participant has engaged in misconduct or negligence in performing the Participant’s duties and responsibilities; (iii) the Participant has engaged in conduct which is dishonest, fraudulent or materially injurious to the Company, or the Subsidiary or affiliate for which the Participant works; (iv) the Participant has been indicted for a felony or any crime involving dishonesty, fraud or moral turpitude; and/or (v) the Participant has materially breached the Participant’s employment agreement, if any, or engaged in activity prohibited by any other agreement between the Participant and the Company or the Subsidiary or affiliate for which the Participant works.
(f)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Disability Termination” means termination of the Participant’s employment by the Company when the Participant, as reasonably determined by the Company, is unable to perform the material and substantial duties of the Participant’s own job because of an illness or injury.
(i)    “MIP” means, with respect to any Participant who participates in the UPS Management Incentive Program or the UPS International Management Incentive Program during the relevant fiscal year, such applicable program.
(j)    “Section 409A” means Section 409A of the Code. References in this Plan to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
(k)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
(l)    “Target Annual Bonus” means:
(i)    for a Participant who participates in the MIP during the relevant fiscal year, such Participant’s “Performance Incentive Award Target” with respect to the “Performance Incentive Award” under the MIP for such fiscal year, and specifically excludes any “Ownership Incentive Award,” or “Ceremonial Share Ownership Award”; and
(ii)    for any other Participant, such Participant’s target annual incentive award for the relevant fiscal year.
(m)    “Termination Date” means the date on which a Participant’s employment with the Company and its Subsidiaries terminates.

15.    Miscellaneous Provisions.
(a)    No Set Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Except as otherwise specifically provided in this Plan, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations under this Plan will not be affected by any set off, counterclaim, recoupment, defense, or other claim whatsoever that the Company or any Subsidiary or affiliate of the Company may have against the Participant, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if the Participant’s employment is terminated by the Company for Cause. The Participant will not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise. Except as otherwise specifically provided in this Plan, the amount of any payment provided for under this Plan will not be reduced by any compensation or benefits earned by the Participant as the result of employment by another employer or otherwise after the Termination Date. Except as explicitly provided herein, neither the provisions of this Plan nor the making of any payment provided for under this Plan, nor the termination of the Company’s obligations under this Plan, will reduce any amounts otherwise payable, or in any way diminish a Participant’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of the Company or any Subsidiary, all of which will be governed by their respective terms.
(b)    Payments Not Compensation. Any participation by a Participant in, and any terminating distributions and vesting rights (other than previously defined) under, the Company-sponsored retirement or savings plans, regardless of whether such plans are qualified or non-qualified for tax purposes, shall be governed by the terms of those respective plans. Any salary continuation or severance benefits shall not be considered compensation for purposes of accruing additional benefits under such plans.
(c)    Legal Fees and Claims. In the event that a Participant or the Company brings any proceeding or any legal action to enforce the terms of this Plan, each of the Company and the Participant shall bear its own attorneys’ fees and costs in connection with such proceeding or legal action. In the event that a Participant brings a legal action against the Company for any other reason, or negotiates with the Company for a severance benefit, any amount paid pursuant to a judgment or settlement shall, to the extent permitted under Section 409A, be offset against the Severance Benefits provided under this Plan.
(d)    Payments Are in Lieu of Severance Payments. If a Participant becomes entitled to receive payments under this Plan as a result of termination of the Participant’s employment, those payments will be in lieu of any and all other claims or rights that the Participant may have against the Company for severance, separation, and/or salary continuation pay upon that termination of the Participant’s employment, including under the UPS Restructuring Separation Allowance Plan, except as otherwise provided herein.
(e)    Assistance. During the three-month period following a Participant’s Termination Date, and from time to time after that as may be necessary, a Participant agrees to cooperate in good faith with the Company regarding reasonable transitional assistance that may be requested by the Company, including but not limited to (i) answering questions about matters relating to the business of the Company or its affiliates as to which the Participant has knowledge, and (ii) forwarding to an appropriate person designated by the Company any email, voicemail message or other communication received by the Participant after the Termination Date that relates to the Company, its affiliates, or their respective businesses. The Company agrees to make reasonable efforts to minimize the burden on a Participant with regard to the foregoing transitional activities, including scheduling telephone calls and meetings at times and locations that are reasonably convenient for the Participant. As further consideration for the covenants set forth herein, each Participant agrees to reasonably cooperate in good faith with any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, inquiry, investigation or other proceeding, in any jurisdiction arising out of or relating to matters of which the Participant was involved prior to the Termination Date with the Company or which the Participant gained knowledge of during the Participant’s employment with the Company (including, but not limited to, support of the Company’s, or that of any of its affiliates’, position in defending any general liability-related lawsuits, employment related lawsuits or claims concerning which the Participant has knowledge, or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the legal or financial interests of the Company or any of its affiliates are at material issue. Each Participant further covenants that, except with respect to an investigation or proceeding conducted by a governmental entity or where prohibited by law, the Participant will (i) contact the Company as soon as reasonably practicable, but in no event longer than seventy-two (72) hours, in the event that the Participant is served with or notified of any subpoena, notice or other instruction directing the Participant to appear, or produce documents or other information, in any legal proceeding involving the Company or any of its affiliates, and (ii) will make no such appearance or disclosure, unless required by law, until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such appearance or disclosure. The Company shall timely reimburse such Participant for reasonable travel expenses and other reasonable out-of-pocket expenses associated with the Participant’s compliance with the obligations in this Section 15(e). The Company will exercise its rights in good faith under this Section 15(e) so as not to unreasonably interfere with the Participant’s professional activities.
(f)    Termination of Status as Director or Officer. Notwithstanding anything in this Plan to the contrary, unless otherwise agreed to by the Company and a Participant prior to the Termination Date, a Participant shall be deemed to have automatically resigned from all directorships and offices with the Company and its Subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.
(g)    Notices. Notices and all other communications provided for in this Plan must be in writing and will be deemed to have been duly given upon receipt (or rejection) when delivered in person or by overnight delivery (to the chief legal officer of the Company in the case of notices to the Company and to the Participant in the case of notices to a Participant) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to the Company, to its principal place of business, attention: Chief Legal and Compliance Officer, and, if to the Participant, to the Participant’s home address last shown on the records of the Company, or to such other address or addresses as either party may furnish to the other in accordance with this Section 15(g).
(h)    Interpretation. The language in all parts of this Plan shall in all cases be construed according to its fair meaning, and not strictly for or against the Company or a Participant. In this Plan, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another. There shall be no entitlement to benefits and payments under any of Section 4 or Section 5 hereof if a Participant otherwise has been, is, or will be entitled to benefits under one or more different sections among Section 4 and Section 5.
(i)    Non-Waiver of Rights and Breaches. No failure or delay of the Company or a Participant in the exercise of any right given to the Company or the Participant under this Plan shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by the Company or the Participant of any default of the Company or the Participant, as applicable, shall not be deemed to be a waiver of any subsequent default or other default by the Company or the Participant, as applicable.
(j)    Successors and Assigns. The rights and obligations of the Company under this Plan will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Participant under this Plan will inure to the benefit of, and will be binding upon, the Participant and the Participant’s heirs, personal representatives, and assigns.
(k)    Top Hat Plan. This Plan is intended to be a “top hat” plan maintained primarily for a group of management or highly compensated employees.
(l)    Governing Law. Each Participant agrees that (i) Georgia law shall apply to this Plan, and (ii) the state and federal courts located in Fulton County shall have exclusive jurisdiction over any dispute relating to this Plan, and each Participant specifically and irrevocably consents to jurisdiction and venue in such court, even if the Participant does not reside in Georgia at the time of any dispute arising out of or involving this Plan. Each

Participant hereby waives any objections or defenses to jurisdiction or venue in any such proceeding before such court. If a Participant primarily resided and worked for the Company in California immediately prior to the end of Participant’s Company employment, or following the termination of Participant’s Company employment, Participant resides and works in California, the Participant agrees that (x) California law shall apply to this Plan, and (y) the federal or state courts of California shall have exclusive jurisdiction over any dispute relating to this Plan and the Participant specifically consents to personal jurisdiction in such courts even if the Participant does not reside in California at the time of any dispute arising out of or involving this Plan. If Participant primarily resided and worked for the Company in Minnesota immediately prior to the end of Participant’s employment, Participant agrees and acknowledges that Participant’s consent to jurisdiction and venue in Georgia is voluntary and that Participant is not being required to accept Georgia jurisdiction and venue as a condition of Participant’s employment.

(m)    Severability. If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any compensation under this Plan under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
(n)    Claims Procedure.
(i)    The Committee or its designee has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. All claim determinations shall be made by the Committee (or its delegate) in a uniform and nondiscriminatory manner in accordance with the Plan provisions. The Committee’s decision on a claim for benefits is final and binding on all persons.
(ii)    Any Participant or his or her authorized representative who believes he or she may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he or she is entitled. Claims under this Plan must be made in writing and delivered to the Committee, in person or by mail, postage prepaid. When a claim has been properly filed, the Committee shall, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension shall set forth the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.
(iii)    The Committee will provide the claimant with written notice in which the claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice shall contain: (A) the specific reasons for the denial; (B) references to pertinent Plan provisions on which the denial is based; (C) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (D) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following an adverse benefit determination on appeal.
(iv)    If a claim is denied, in whole or in part, the claimant shall have the right to request that the Committee review the denial, provided that the claimant files a written request for review with the Committee no later than 60 days after the date on which the claimant received written notification of the denial. The request for a review shall be in writing and shall be addressed to the Committee at the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters which the claimant deems pertinent. The Committee may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Committee based its determination (the “Relevant Records”).
(v)    The Committee will provide the claimant with written notification of the benefit determination on review within 60 days after a request for review is received, unless special circumstances require an extension of time for processing the review, in which case the Committee shall give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed). If the Committee denies the claim on review, in whole or in part, the notification will set forth, in a manner calculated to be understood by the claimant: (A) the specific reason or reasons for the denial; (B) specific references to the Plan provisions on which the denial is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Records; and (D) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following the denial on appeal.